Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Micropolis Holding Company

We hereby consent to the inclusion in this Registration Statement of Micropolis Holding Company (the “Company”) on Form F-1 Amendment No.2 of our report dated September 27, 2024, related to the Form F-1 Amendment No.2 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in this Registration Statement on Form F-1 Amendment No.2. Our report dated September 27, 2024, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

September 27, 2024